October 26, 2012	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200

Novato, CA 94945

Phone: 800-966-4354, 415-899-1555

NEWS RELEASE

Hennessy Advisors, Inc. Acquires Assets Related to the Management
of FBR Funds, Bringing Assets Under Management to $3.1 Billion

Novato, CA – October 26, 2012 Hennessy Advisors, Inc. (OTCBB: HNNA) today announced that it has completed the acquisition of assets related to the management of the ten FBR Funds. As a result, the FBR Funds have been reorganized into the Hennessy Funds bringing the total assets under management of Hennessy Advisors, Inc. to $3.1 billion and the total number of shareholders to approximately 180,000.

“I want to personally thank the shareholders of the former FBR Funds for their vote of confidence and welcome them to the Hennessy family of Funds. We are pleased to now offer investors an expanded product line-up, including domestic equity, specialty, balanced and fixed income funds, while providing the superior customer care they should expect,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. “We are excited to close another successful acquisition where we believe the shareholders of the acquired funds, the shareholders of Hennessy Funds, and the shareholders of Hennessy Advisors, Inc. can all benefit. This transaction demonstrates our continued commitment to actively pursue opportunities to grow our business, especially in this slower-growing economy,” he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a broad range of domestic equity, specialty, balanced and fixed income products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining proven stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.